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                                   Exhibit 12

                         Continental Global Group, Inc.
               Computation of Ratio of Earnings to Fixed Charges


                        (In thousands, except for ratios)

                                                            Years ended December 31
                                        ----------------------------------------------------------
                                           1999          1998        1997         1996      1995
Computation of Earnings:
Income (loss) before extraordinary
     item and foreign income taxes      $ (8,728)      $ 1,302      $ 8,181      $ 8,940   $11,785
Add:
     Interest expense                     15,225(1)     14,658(1)    12,308(2)     2,889     2,506
     Amortization of deferred
          financing costs                     --            --           --           27        16
     Portion of rent expense
          representative of
          an interest factor                 815           800          523          407       455
                                        ----------------------------------------------------------
Earnings                                $  7,312       $16,760      $21,012      $12,263   $14,762
                                        ==========================================================

Computation of Fixed Charges:
     Interest expense                   $ 15,225       $14,658      $12,308      $ 2,889   $ 2,506
     Amortization of deferred
          financing costs                     --            --           --           27        16
     Portion of rent expense
          representative of an
          interest factor                    815           800          523          407       455
                                        ----------------------------------------------------------
Fixed Charges                           $ 16,040       $15,458      $12,831      $ 3,323   $ 2,977
                                        ==========================================================
Ratio of Earnings to Fixed Charges            --(3)       1.08         1.64         3.69      4.96
                                        ==========================================================


(1) Amortization of deferred financing costs of $520 is included in 1999 and 1998 interest expense.

(2) Amortization of deferred financing costs of $390 is included in 1997 interest expense.

(3) Earnings were inadequate to cover fixed charges in the year ended December 31, 1999 by $8,728.